EXHIBIT 10 (e)




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                                            Dated as of September 1, 1998

Prism Ventures LLC
420 Lexington Avenue, Suite 616
New York, NY 10170

Dear Sirs:

     This letter agreement sets forth the terms of your engagement as a consultant to Digital LAVA, Inc. (the "Company") during 1998. This letter agreement supercedes and replaces the letter agreement between you and the Company, dated October 30, 1997.

1. Duties and Term. In connection with your engagement, you have consulted, and will continue to consult, with the Company concerning financial matters as the President or Chief Executive Officer has requested, and may request, from time to time. Your engagement commenced on January 1, 1998 and will end on December 31, 1998.

2. Compensation. In consideration of your services, you will receive payment of $300,000. The compensation due to you will be paid on the earlier of (i) the successful completion of an initial public offering of the Company's securities or (ii) December 31, 1998.

3. Other Benefits. You will not be entitled to any other compensation or benefits for your services, regardless of the compensation or benefits offered by the Company to its employees or other consultants. The Company will reimburse you for actual out-of-pocket expenses incurred by you in the performance of your services provided that such expenditures have been approved in advance by an officer of the Company in writing.

4. Confidentiality. As a consultant to the Company, you may have access to information about the Company and third parties which is confidential in nature. You agree that you will not disclose any such information to any other person or entity, nor shall you use such information for any purpose other than the performance of your duties with the Company.

5. Miscellaneous. The agreements set forth in this letter are personal, and your rights set forth above may not be transferred or assigned by you. This letter agreement represents the entire agreement between you and the Company concerning your consulting and supersedes all prior negotiations and agreements, whether written or oral, relating to your engagement.

     This letter agreement may not be amended or waived unless pursuant to a writing signed by you and an officer of the Company. No waiver of any term of this letter agreement or of any breach of any condition or provision to be performed under this letter


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agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     You will bear full and complete liability for the payment of all applicable income, payroll, withholding and other taxes and deductions required to be paid on account of amounts received by you pursuant to this Agreement by any law, rule or regulation of any federal, state or local authority.

     The laws of the State of California shall govern the interpretation, validity and performance of the terms of this letter agreement, without reference to conflicts of law rules.

     You agree that you are an independent contractor to, and not an employee or agent of, the Company, and that you do not have any authority or right to enter into any agreements or binding obligations on behalf of the Company.

                                     ******

     To acknowledge your agreement to the terms of your engagement set forth above, please sign a copy of this letter where indicated and return it to me at your earliest convenience.

                                            Digital LAVA, Inc.


                                            By: /s/ Danny Gampe
                                                ---------------------------
                                                An Authorized Officer

Accepted and Agreed the
date first written above

PRISM VENTURES LLC

By:  /s/ Judson Cooper
     -------------------------
         Member